Exhibit (10)(ii)

OPTION AGREEMENT

          THIS AGREEMENT, made this 31st day of January, 2003, by and between THOMAS F. JAMES  PROPERTIES, LLC , an Arkansas limited liability corporation (as General Partner of Thomas F James Realty Limited Partnership LLLP), 7707 T Street Little Rock, Arkansas 72227-4044(hereinafter called "Buyer"), and IRET PROPERTIES, a North Dakota Limited Partnership, 12 S. Main Street Minot, North Dakota 58702-1988(hereinafter called "Seller");

          WITNESSETH:

          1.  Grant of Option.  For and in consideration of the sum of $1.00 and other valuable consideration, paid by Buyer to Seller, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby grant unto Buyer, its successors and assigns, the exclusive option to purchase the real estate located in the City of Excelsior, State of Minnesota, at the intersection of Lake and Water Street and described as follows:

 All that part of Lot 29, Auditors Subdivision No. 135 Hennepin County, Minnesota, described as follows:

Commencing at the most Northerly corner of Lot 29, thence Southeasterly to the most Easterly corner of Lot 29, thence Southwesterly along the Southeasterly line of said Lot 29, a distance of 145 feet, thence Northwesterly and at right angles to the Southeasterly line of said Lot 29, a distance of 224.6 feet, to the Northwesterly line of said Lot 29, thence Northeasterly along said Northwesterly line to the point of beginning, according to the plat thereof on file of record in the Office of the Registrar of Deeds, in and for Hennepin County, Minnesota.

           P.I.D. 34-117-23-11-0059

together with all easements, rights and appurtenances thereto, and Seller's right, title and interest in and to all public ways adjoining the same, hereinafter collectively referred to as "said premises".

          2.  Term of Option.  The term of this option and during which the option granted may be exercised by the Buyer, shall be from the date hereof to and including October 1,2006.  If the Buyer does not give notice of the exercise thereof, as hereinafter provided, within said term then this option agreement shall terminate and be of no further effect with no further right of the Buyer in and to the said premises.

          3.   Notice of Exercise of Option.  The option granted hereunder shall be exercised by the giving of written notice by Buyer to Seller by certified or registered mail, return receipt requested, addressed to Seller as follows:

 Investors Real Estate Trust
12 S. Main Street
Minot, North Dakota 58702-1988

Notice shall be deemed given upon deposit of the same properly addressed in a depository for the receipt and transmittal of the United States mail.

          4.  Exercise of Option to Purchase.  In the event Buyer or its successors or assigns shall duly exercise this option to purchase said premises:

 (a)  Purchase Price and Manner of Payment - The total purchase price for said premises shall be $900,000.00 (NINE HUNDRED THOUSAND DOLLARS)which shall be paid by Buyer to Seller, subject to the terms and adjustments as hereinafter stated, as follows:

 (i)  $900,000.00  (to include payments made for said option) at closing by cashier's or certified check; and:

(ii) An additional amount equal to the increase in the CPI-U (Consumer Price Index for all Urban Consumers - Midwest Region-All Items - as may be found at www.bls.gov/cpi/) from the base month of February 2003, until the month preceding the date of the exercise of the option. The CPI factor shall be applied to the amount in (i) above to determine the additional payment due at any such time as the option may be exercised on or before October 1, 2006.

 (b)  Taxes - Real estate taxes, special assessments and installments on said premises of like nature due for the current year of the closing shall be pro-rated. Buyer shall assume and pay all real estate taxes and installments of special assessments due and payable thereafter.

 (c)  Documentary Taxes - Seller shall pay federal, state and local documentary taxes imposed on the deed and real estate transfer taxes, if any.

 (d)  Covenants of Title - Seller shall convey marketable and insurable title by general warranty deed, subject only to such easements, encumbrances and restrictions as may be accepted and approved by Buyer and subject to the below-stated.  Seller covenants that the title and fee to said premises is in Seller and it warrants and represents that it has good and marketable and insurable title to said premises, free and clear of all liens, encumbrances, subject only to the following exceptions:

 (i)  Building and zoning laws, ordinances, state and federal regulations, subject to Seller's warranties;

 (ii)  Utility and drainage easements which will not interfere with the contemplated use of said premises by Buyer.

 (e)  Title Insurance - After notice from Buyer, Seller shall promptly order and furnish to Buyer a commitment for owner's insurance which commitment shall be at the sole cost and expense of Seller.  Upon transfer of title, the actual title policy shall be issued at Buyer's sole cost and expense, showing fee title to said premises in Buyer for the amount of the purchase price containing any approved title exceptions. The policy and commitment are subject to the approval of Buyer.  If the title commitment or plat survey shows any defects, Buyer shall, within thirty (30) days of the receipt by it of the commitment, notify Seller in writing of any objections thereto, said objections to be made in writing or deemed to be waived.  If any objections to title are so made, Seller shall proceed in good faith to correct such title defects within ninety (90) days and shall be allowed ninety (90) days to so correct the same.  If such objections are not cured within the time specified above, Buyer may elect to:

 (i)  Declare this agreement terminated, in which event, neither party shall be further liable hereunder, and all monies paid by Buyer for the option and extensions thereof shall be refunded by Seller to Buyer, or

 (ii)  Accept title in its unmarketable condition, in which case this transaction shall be closed as if there had been no title objections, but Buyer shall have the right to withhold from the purchase price on the date of closing an amount reasonably necessary to cure such title defects.

 (f)  Risk of Loss or Damage - All risk of loss, damage or destruction to or of said premises shall be upon the Seller until delivery of possession of the same to Buyer except as provided in Paragraph 4 hereof, at which time said risk of loss shall pass to Buyer.

 (g)  Closing - The closing of the sale and purchase contemplated hereunder shall be held at any time and place mutually satisfactory to Buyer and Seller.  However, the closing shall be had as soon as reasonably practicable and within sixty (60) days after the notice of the exercise of the option to purchase by Buyer to Seller.

 (h)  Delivery of Possession - Seller covenants to deliver sole and actual possession of said premises to Buyer, free and clear of all tenancies and parties in possession, on the date of the closing. Seller covenants that it will not create or allow any leasehold interest in the Premises having a term beyond October 1, 2006.

          5.  Right of Buyer to Enter Upon Premises.  Seller gives and grants to Buyer during the option period and during the period after the exercise of the option and prior to the closing of the sale and purchase hereof, the right to enter upon said premises for the purpose of making such surveys it may desire to be made at its expense and also to conduct any engineering surveys, feasibility studies of the said premises, including soil analysis, core drilling or any test or tests which may be reasonably necessary to the Buyer or Buyer's representatives.  All of the above shall be conducted by Buyer in such a manner as not to unreasonably interfere with Seller's use of said premises.  Seller shall have no liability or expense of any kind in connection with the activity hereunder by Buyer.  The authority granted by Seller to Buyer hereunder shall include representatives and persons authorized by Buyer.  Buyer shall hold Seller harmless from and against any liability or damages which Seller may sustain by reason of the actions of Buyer, its agents, employees or representatives hereunder.  If the sale and purchase of said premises is not consummated, Buyer shall return said premises to Seller in reasonably the same condition and status as it was in at the time this agreement was executed.

          6.  Indemnification for Brokerage Fees.  Seller represents and warrants to Buyer that it has not incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payment in connection with this option agreement or the transaction contemplated hereby, and Seller agrees to indemnify  and hold Buyer harmless against and in respect to any such obligation and liability based in any way upon agreements, arrangements or understandings made or claimed to have been made by Seller with any other third person.  Similarly, Buyer represents and warrants to Seller that it has not incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payment in connection with this agreement or the transactions contemplated hereby.  Buyer agrees to indemnify and hold Seller harmless against and in respect to any such obligation and liability based in any way upon agreements, arrangements or understandings made or claimed to have been made by Buyer with any third person.

          7.  Continued Enforceability of Provisions.  Any covenants, warranties, representations or obligations contained herein that are not completed or satisfied prior to the date of closing shall continue in full force and effect in accordance with their terms, subsequent to the date of closing.

          8.  Default.  If Seller has performed all the agreements, provisions, terms and conditions in the manner required herein to be performed by Seller and Buyer is in default in the performance of any of the agreements, provisions, terms and conditions in the manner required herein to be performed by Buyer, then Seller shall have the right to terminate and cancel this agreement upon written notice given to Buyer, and the monies paid hereunder by Buyer shall be forfeited and retained by Seller as liquidated damages.  The foregoing remedies shall be exclusive, and Buyer shall not be subject to any further actions or damages.

If Buyer has performed all of the agreements, provisions, terms and conditions in the manner required herein to be performed by Buyer and Seller is in default in the performance of any of the agreements, provisions, terms and conditions in the manner herein required to be performed by Seller, then Buyer shall have the right to terminate and cancel this agreement upon written notice given to Seller, and the monies paid by Buyer herewith shall be promptly refunded by Seller to Buyer, reserving, however, unto Buyer any and all other remedies available to it, including the action for specific performance of this agreement.

          9.  Entire Agreement: Amendments.  This agreement constitutes the entire agreement between the parties and no other agreements prior to this agreement or contemporaneous herewith shall be effective except as expressly set forth or incorporated herein.  Any purported amendment hereto shall not be effective unless it shall be set forth in writing and executed by both parties hereto or their respective successors or assigns.

          10.  Title in Party Designated by Buyer.  It is understood that Buyer may designate to Seller that the said premises are to be conveyed to a corporation or related entity named by Buyer, with the understanding that such transfer and conveyance shall not affect the obligations and liabilities of Buyer in any respect under the terms of this agreement and that Buyer shall remain fully and completely obligated and liable hereunder.

          11.  Binding Upon Successors.  This agreement shall be and is binding upon the heirs, successors, assigns and personal representatives of the parties hereto.

           12.  Notices.  Any notice required or permitted to be given or served by either party hereto upon the other shall be deemed given or served in accordance with the provisions of this agreement if mailed in a sealed wrapper by United States certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to Buyer:                    Thomas F. James Properties LLC
                                     7707 T Street
                                     Little Rock, Arkansas 72227-4044

 If to Seller:                    Investors Real Estate Trust
                                     P.O. Box 1988
                                     Minot, North Dakota 58702-1988

          13.  Non-Waiver.  The waiver or breach of any term or condition of this agreement shall not be deemed to constitute a waiver of any other breach of the same or any other term or condition.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the day and year first above written.

BUYER:

THOMAS F JAMES PROPERTIES, LLC
(As General Partner of Thomas F James Realty Limited Partnership LLLP)

By /S/ Judith J. Scherer
    Judith Scherer
    Managing Member

SELLER:

IRET PROPERTIES, a North
Dakota Limited Partnership

By:  IRET, Inc.,
Its: General Partner

By /S/ Thomas A. Wentz, Jr.
    Thomas A. Wentz, Jr.
    Its Vice President

STATE OF ARKANSAS        )
                                                ) SS.
COUNTY OF PULASKI        )

The foregoing instrument was acknowledged before me this 31st day of January, 2003, by Judith Scherer, the Managing Member of THOMAS F JAMES PROPERTIES, LLC, an Arkansas corporation, on behalf of said corporation.

/S/ Margarie E. Wheeler
01-21-2013                          Notary Public

STATE OF NORTH DAKOTA          )
                                                            ) SS.
COUNTY OF WARD                        )

The foregoing instrument was acknowledged before me this 30th day of January, 2003, by Thomas A. Wentz, Jr. and ___________________, the Vice President and ______________, respectively, of IRET, Inc., a North Dakota corporation, on behalf of said corporation.

/S/ Darla J. Strilcov
04-16-2005                         Notary Public